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                                                         J. E. Oesterreicher
                                                         Chairman and
                                                         Chief Executive Officer



                                    April 29, 1998

     [Addressee]

     Dear  ___________:

     Enclosed for your review are JCPenney's 1998 Proxy Statement and 1997 Annual Report to Stockholders. We would like to call your attention to two of the proposals to be voted on at the Annual Meeting to be held on May 15, 1998. These are stockholder proposals regarding, respectively, the Company's classified Board structure and its Stockholder Rights Plan. THE BOARD OF DIRECTORS HAS CAREFULLY EVALUATED THESE PROPOSALS AND URGES YOU TO VOTE AGAINST THE TWO STOCKHOLDER PROPOSALS FOR THE REASONS OUTLINED IN DETAIL IN THE PROXY STATEMENT, AND SUPPLEMENTED BY THIS LETTER.

     As you reflect on how to cast your vote, we hope that you will consider these proposals not in isolation but rather within the larger context of JCPenney's record of performance and sensitivity to stockholder interests.

     JCPenney is committed to building stockholder value. Currently, JCPenney's stock has been trading at its all-time high and we once again raised the dividend. Over the past five years ending January 31, 1998, JCPenney's total stockholder return has been 126% as compared to 72% for the Standard & Poor's retail department store index.

     Going forward, our JCPenney Stores and Catalog, Drugstores, Insurance and International businesses are creating new models for profitable growth. Another important step in our commitment to stockholder value is the adoption of Economic Value Added (EVA) as a key measurement and management tool. The Company will set goals based on the continuous improvement of EVA. We believe that these business strategies, combined with a strong balance sheet, will allow JCPenney to continue to increase stockholder value. Please see the accompanying Annual Report for more details on our commitment to building the value of your investment.

     JCPenney has a similar long history of progressive corporate governance practices. We believe that our record supports the conclusion that JCPenney's Board of Directors carefully considers the merits of stockholder proposals on a case-by-case basis, and is guided by its fiduciary responsibilities and by a determination of what is in the best interests of all of our stockholders.

     The stockholder proposals are substantially similar to proposals submitted by the same proponents in prior years. YOUR BOARD OF DIRECTORS HAS CAREFULLY EVALUATED THESE TWO PROPOSALS AND URGES YOU TO VOTE AGAINST THEM FOR REASONS OUTLINED IN DETAIL IN THE PROXY STATEMENT, AND SUPPLEMENTED BY THIS LETTER.

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     The Company's classified Board of Directors and its Stockholder Rights Plan
     do not prevent the acquisition of the Company. They do, however, strengthen the hand of the Board to negotiate the highest possible price in the event of an acquisition bid. Indeed, a number of respected studies, including a 1997 JP Morgan study, continue to indicate that companies with such protections in place achieve higher ultimate values in the event they are sold. Consistent with these findings, over 300 new rights plans were adopted by U.S. companies in 1997.

     A JCPenney associate will be calling you in the next few days to ensure that you have received these materials. Thank you for your continuing interest in and support of JCPenney.

                                             Regards,